Exhibit 24

GENERAL POWER OF ATTORNEY OF
JOSEPH E. MAGARO
ECKER, ECKER & ASSOCIATES, L.L.P.
Attorneys and Counselors at Law
80 Business Park Drive, Suite 204 Armonk, New York 10504
               (914) 273-0777

GENERAL DURABLE POWER OF ATTORNEY
I, JOSEPH E. MAGARO, the principal, currently residing at 401 Riversville Road, Greenwich, Connecticut 06831, hereby designate my wife, MAUREEN A. MAGARO, currently residing at 401 Riversville Road, Greenwich, Connecticut 06831, or, if she is unable or unwilling to serve for any reason, I designate my son, JOSEPH E. MAGARO, JR., my Attorney(s)-in-Fact and agent(s) (subsequently called my agent) to act in my name and for my benefit:

1. GENERAL GRANT OF POWER. To exercise or perform any act, power, duty, right or obligation whatsoever that I now have or may hereinafter acquire, relating to any person, matter, transaction or property, real or personal, tangible or intangible, now owned or hereafter acquired by me, including, without limitation, the following specifically enumerated powers. I grant to my agent full power and authority to do everything necessary in exercising any of the powers herein granted as fully as I might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that my agent shall lawfully do or cause to be done by virtue of this power of attorney and the powers herein granted.
(a) POWERS OF COLLECTION AND PAYMENT. To forgive, request, demand, sue for, recover, collect, receive, hold all such sums of money, debts, dues, commercial paper, checks, drafts, accounts, deposits, legacies, bequests, devises, notes, interests, stock certificates, bonds, dividends, certificates of deposit, annuities, pension, profit sharing, retirement, social security, insurance and other contractual benefits and proceeds, all documents of title, all property and property rights, and demands whatsoever, liquidated or unliquidated, now or hereafter owned by, or due, owing, payable or belonging to me or in which I have or may have hereafter acquired an interest; to have, use, and take all lawful means and equitable and legal remedies and proceedings in my name for the collection and recovery thereof, and to adjust, sell, compromise, and agree for the same, and to execute and deliver for me, on my behalf, and in my name, all endorsements, releases, receipts, or other sufficient discharges for the same;
(b) POWER TO ACQUIRE AND SELL. To acquire, purchase, exchange, grant options to sell, and sell and convey real or personal property, tangible or intangible, or interests therein, on such terms and conditions as my agency shall deem proper;
(c) MANAGEMENT POWERS. To maintain, repair, improve, invest, manage, insure, rent, lease, encumber, and in any manner deal with any real or personal property, tangible or intangible, or any interest therein, that I now own or may hereinafter acquire, in my name and for my benefit, upon such terms and conditions as my agent shall deem proper.
(d) BANKING POWERS. To make, receive and endorse checks and drafts, deposit and withdraw funds, acquire and redeem certificates of deposit, in banks, savings and loan associations and other institutions, execute or release such deeds of trust or other security agreements as may be necessary or proper in the exercise of the rights and powers herein granted;
(e) BUSINESS INTERESTS. To conduct or participate in any lawful business of whatever nature for me and in my name; execute partnership agreements and amendments thereto; incorporate, reorganize, merge, consolidate, recapitalize, sell, liquidate, or dissolve any business; elect or employ officers, directors and agents; carry out the provisions of any agreement for the sale of any business interest or the stock herein; and exercise voting rights with respect to stock, either in person or by proxy, and exercise stock options;
(f) TAX POWERS. To represent me in all tax matters; to prepare, sign, and file federal, state and/or local income, gift and other tax returns of all kinds, including, where appropriate, joint returns, FICA returns, payroll tax returns, claims for refunds, requests for extensions of time to file returns and/or pay taxes, extensions and waivers of applicable periods of limitation, protests and petitions to administrative agencies or courts, including the tax court, regarding tax matters, and any and all other tax related documents, including but not limited to consents and agreements under Section 2032A of the Internal Revenue Code or any successor section thereto and consents to split gifts, closing agreements, and any power of attorney form required by the Internal Revenue Service and/or any state and/or local taxing authority with respect to any tax year; to pay taxes due, collect and make such disposition of refunds as my agent shall deem appropriate, post bonds, receive confidential information and contest deficiencies determined by the Internal Revenue Service and/or any state and/or local taxing authority; to exercise any election I may have under federal, state or local tax law; to allocate any generation-skipping tax exemption to which I am entitled, and generally to represent me or obtain professional representation for me in all tax matters and proceedings of all kinds and for all periods before all officers of the Internal Revenue Service and state and local authorities and in any and all courts; to engage, compensate and discharge attorneys, accountants and other tax and financial advisers and consultants to represent and/or assist me in connection with any and all tax matters involving or in any way related to me or any property in which I have or may have an interest or responsibility; and on my behalf to execute IRS Form 2848 and appoint my Agent or any suitable person selected by my Agent as my representative before the Internal Revenue Service.
(g) SAFE DEPOSIT BOXES. To have access at any time or times to any safe deposit box rented by me, wheresoever located, and to remove all or part of the contents thereof, and to surrender or relinquish said safe deposit box, and any institution in which any such safe deposit box may be located shall not incur any liability to me or my estate as a result of permitting my agent to exercise this power.
(h) INVESTMENT POWERS. To invest and reinvest any or all of my funds in any type of investment, including (but not limited to) corporate obligations of every kind, preferred or common stocks, securities of any regulated investment trust, partnership interests, and U.S. bonds redeemable at par in payment of federal estate tax liabilities (for which my Attorney-in-Fact will not be liable to anyone for losses resulting from the good-faith purchase of such bonds);
(i) POWER TO BORROW AND LOAN. To borrow and lend money on such terms, including (but not limited to) interest rates, security, and loan duration, as my Attorney- in-Fact deems advisable;
(j) MOTOR VEHICLES. To apply for or transfer any certificate of title on any motor vehicle and to represent that such vehicle is free and clear of all liens and encumbrances not otherwise noted in the transfer documents;
(k) ACTIONS AND CLAIMS. To prosecute or defend any action for my protection or that of my property, and to pay, contest, or settle any claim by or against me; and
(1) EMPLOYMENT POWERS. To employ and compensate persons, even if they are associated with my Attorney- in-Fact, to advise or assist in the performance of the duties of my attorney-in-Fact.
(m) POWER TO MAKE GIFTS. My Attorney-in-Fact is authorized to make gifts, grants or other transfers without consideration either outright or in trust (including the forgiveness of indebtedness) to such persons or organizations, including my agent, as my agent shall select, provided, however, any gifts my agent shall make must qualify for the federal gift tax annual exclusion and not exceed in value the federal gift tax annual exclusion amount in any one calendar year, or qualify as a transfer under Section 2503(e) of the Internal Revenue Code, as may be amended, or not exceed an amount equal to the Principal’ s available unified credit against the Federal estate tax (applicable credit amount), and the annual right to make annual exclusion gifts shall be noncumulative and shall lapse at the end of each calendar year.
(n) POWERS WITH RESPECT TO EMPLOYMENT BENEFITS. To create and contribute to an employee benefit plan (including a plan for a self-employed individual) for my benefit; to select any payment option under any IRA or employee benefit plan in which I am a participant (including plans for self-employed individuals) or to change options I have selected; to make voluntary contributions to such plans; to make “roll-overs” of plan benefits into other retirement plans; to apply for and receive payments and benefits; to waive rights given to nonemployee spouses under state or federal law.
(o) POWER TO RENOUNCE AND RESIGN FROM FIDUCIARY POSITIONS. To renounce any fiduciary position to which I have been or may be appointed or elected, including but not limited to personal representative, trustee, guardian, attorney-in-fact, and officer or director of a corporation; and any governmental or political officer or position to which I have been or may be elected or appointed; to resign any such positions in which capacity I am presently serving; to file an accounting with a court of competent jurisdiction or settle on a receipt and release of such other informal method as my agent shall deem appropriate.
(p) POWER TO DISCLAIM, RENOUNCE, RELEASE, OR ABANDON PROPERTY INTERESTS. To renounce and disclaim any property or interest in property or powers to which for any reason and by any means I may become entitled, whether by gift, testate or intestate succession; to release or abandon any property or interest in property or powers which I may now or hereafter own, including any interest in or rights over trusts (including the right to alter, amend, revoke or terminate) and to exercise any right to claim an elective share in any estate or under any will. In exercising such discretion, my agent may take into account such matters as shall include but shall not be limited to any reduction in estate or inheritance taxes on my estate, and the effect of such renunciation or disclaimer upon persons interested in my estate and persons who would receive the renounced or disclaimed property; provided, however, that my agent shall make no disclaimer that is expressly prohibited by other provisions of this instrument.
(q) POWER TO CREATE, FUND, AMEND AND TERMINATE REVOCABLE TRUSTS. To execute a revocable trust agreement with such trustee or trustees as my agent shall select, and such trust shall provide that all income and principal shall be paid to me, to some person for my benefit or applied for my benefit in such amounts as I or my agent shall request or as the trustee or trustees shall determine, and that on my death any remaining income and principal shall be paid to my personal representative, and that the trust may be revoked or amended by me or my agent at any time and from time to time; provided, however, that any amendment by my agent must be such that by law or under the provisions of this instrument such amendment could have been included in the original trust agreement; to deliver and convey any or all of my assets to the trustee or trustees thereof; to add any or all of my assets to such a trust already in existence at the time of the creation of this instrument or created by me at any time thereafter; and for the purpose of funding any trust, to enter and remove any of my assets from any safe-deposit box of mine, whether the box is registered in my name alone or jointly with one or more other persons.
(r) POWER TO TRANSFER ASSETS TO QUALIFY FOR GOVERNMENT BENEFITS. To collect amounts due to the principal and qualify the principal for various government entitlements such as Medicaid or Supplemental Social Security, including the power to renounce or disclaim an inheritance and/or insurance proceeds, to divest me of sufficient assets to qualify for medical assistance or to convert my assets into assets to be owned by me which are exempt from the resources allowable under the Medicaid rules and regulations, and to change my domicile to another state where the Medicaid eligibility rules are more favorable.
(s) POWER TO ESTABLISH A MEDICAID INCOME TRUST. To establish and execute a Medicaid Income Trust or an Irrevocable Disability Trust pursuant to Title 42 U.S.C. Section 1396, as may be amended, for purposes of qualifying me for Medicaid or other governmental assistance under a state plan, and shall also have the power to transfer, convey, assign, contribute and/or gift any personal, real property or mixed, including life insurance and annuity policies, to any newly created trust even if the amount gifted exceeds the annual gift tax exclusion.
(t) POWERS TO OPERATE ANY BUSINESS. To continue the operation of any business (including a ranch or farm) belonging to me or in which I have a substantial interest, for such time and in such manner as my agent shall deem appropriate, including but not limited to hiring and discharging my employees, paying my employees’ salaries and providing for employee benefits, employing legal, accounting, financial and other consultants; continuing, modifying, terminating, renegotiating and extending any contractual arrangements with any person, firm, association or corporation whatsoever made by me or on my behalf; executing business tax returns and other government forms required to be filed by my business, paying all business related expenses, transacting all kinds of business for me in my name and on my behalf, contributing additional capital to the business, changing the name and/or the form of the business, incorporating the business, entering into such partnership agreement with other persons as my agent shall deem appropriate, joining in any plan or reorganization, consolidation or merger of such business, selling, liquidating or closing out such business at such time and upon such terms as my agent shall deem appropriate and representing me in establishing the value of any business under “Buy-Out” or “Buy-Sell” agreements to which I may be a party; to create, continue or terminate retirement plans with respect to such business and to make contributions which may be required by such plans; to borrow and pledge business assets; to exercise any right, power, privilege or option I may have or may claim under any contract of partnership whether as a general, special or limited partner; to modify or terminate my interest upon such terms and conditions as my attorney may deem appropriate; to enforce the terms of any such partnership agreement for my protection, whether by action, proceeding or otherwise as my attorney shall deem appropriate; to defend, submit to arbitration, settle or compromise any action or other legal proceeding to which I am a party because of my membership in such partnership.
(u) POWERS WITH RESPECT TO MAIL, MEMBERSHIPS, DOCUMENTS, PETS, ETC. To open, read, respond to and redirect my mail; to represent me before the U.S. Postal Service in all matters relating to mail service; to establish, cancel, continue or initiate my membership in organizations and associations of all kinds, to take and give or deny custody of all of my important documents, including but not limited to my will, codicils, trust agreements, deeds, leases, life insurance policies, contracts and securities and to disclose or refuse to disclose such documents; to obtain and release or deny information or records of all kinds relating to me, any interest of mine or to any person for whom I am responsible; to house or provide for housing, support and maintenance of any animals or other living creatures that I may own and to contract for and pay the expenses of their proper veterinary care and treatment; and if the care and maintenance of such animals or other living creatures shall become unreasonably expensive or burdensome in my agent’s opinion, to irrevocably transfer such animals to some person or persons willing to care for and maintain them.
(v) POWER WITH RESPECT TO RESIDENCY. To establish a new residency or domicile for me from time to time and at any time, within or without the state and within or without the United States, for such purpose as my attorney deems appropriate, including, but not limited to, any purpose for which this instrument was created.
(w) POWER REGARDING MEDICAL RECORDS. To request, review and receive any information, verbal or written, regarding my personal affairs or my physical or mental health, including medical and hospital records, and to execute any releases or other documents that may be required in order to obtain this information.
2. PERSONAL AFFAIRS. In the event of my incapacity or incompetency, I specifically authorize my agent to provide medical attention and services for me including choice of physician, choice of a hospital or nursing home; the unrestricted power to determine upon the advice of a physician whether I am in need of surgery, and at the sole discretion of my agent to authorize or withhold such surgery; and also to provide such other care, comfort, maintenance and support as my agent may determine. In addition, my agent should be designated as the conservator in the event that such an appointment becomes necessary.
3. INTERPRETATION AND GOVERNING LAW. This instrument is to be construed and interpreted as a general durable power of attorney. The enumeration of specific powers herein is not intended to, nor does it, limit or restrict the general powers herein granted to my agent. This Instrument is executed and delivered in the State of Connecticut, which shall govern all questions as to the validity of this power and the construction of its provisions.
4. THIRD-PARTY RELIANCE. Third parties may rely upon the representations of my agent as to all matters to any power granted to my agent, and no person who may act in reliance on my agent shall incur any liability to me or my estate as a result of permitting my agent to exercise any power.
5. DISABILITY. This Power of Attorney shall not be affected by the subsequent disability or incompetence of the principal.
6. RELEASE OF MEDICAL INFORMATION. I authorize the release of my individually identifiable protected health information to my agent pursuant to 45 C.F.R. Sec. 164.502(g)(2). I intend that my agent be treated as I would, with respect to my rights regarding the use and disclosure of my individually identifiable protected health information and/or any other medical records. I authorize any physician, health-care professional, dentist, health plan, hospital, clinic, laboratory, pharmacy, or other health care provider, insurance company, Medical Information Bureau, Inc. (or other healthcare clearing house), or any other health care provider that has provided treatment or services to me or that has paid for or is seeking payment for such services, to give, disclose and release to my agent, without restriction, all of my individually identifiable health care information and medical records regarding past, present or future medical or mental health conditions, to specifically include but not be limited to all information relating to the diagnosis and treatment of HIV/AIDS, sexually transmitted diseases, mental illness and drug or alcohol abuse. This authorization shall supersede any prior agreement I may have made with my health care providers to restrict access to or disclosure of my individually identifiable health information. This authorization has no expiration date and shall not require any re-authorization by me at any particular time interval and may be revoked by me in writing and delivered to my health care provider.

IN WITNESS WHEREOF, I have executed this General Durable Power of Attorney, and I have directed that photographic copies of this power shall have the same force and effect as an original.
Attested and subscribed in the presence of the principal and subsequent to the principal subscribing same.

/s/ Joseph E. Magaro

/s/ Deborah Mastromatteo
Witness

/s/ Robert L. Ecker
Witness

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF WESTCHESTER	)

On this 30th day of March, 2006, before me the undersigned officer, personally appeared JOSEPH E. MAGARO, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same for the purposes therein contained.
In Witness Whereof, I hereunto set my hand.

/s/ Tammi L Blank-Ecker
Notary Public Commissioner of the Superior Court
TAMMI L. BLANK-ECKER NOTARY PUBUC, State of New York No. 4746780 Qualified in Putnam Co. Cert. Filed N.Y. & Westchester Commission Expires April 30, 2007.